UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2014

ASPEN GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-55107	27-1933597
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

720 South Colorado Boulevard, Suite 1150N, Denver, CO 80246

(Address of Principal Executive Office) (Zip Code)

(303) 333-4224

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02  Unregistered Sales of Equity Securities.

On July 29, 2014, Aspen Group, Inc. (“Aspen”) raised $1,631,500 from the sale of 10,525,809 shares of common stock and 5,262,907 five-year warrants exercisable at $0.19 per share in a private placement offering to seven accredited investors, including Sophrosyne Capital LLC and Charlestown Capital Advisors, LLC (the “Lead Investors”). Ms. Janet Gill, Aspen’s Chief Financial Officer, invested $100,750 in the offering.

In connection with the offering, Aspen agreed to register the shares of common stock and the shares of common stock underlying the warrants. Aspen reimbursed the Lead Investors for legal expenses in the amount of $45,000 and paid other expenses of approximately $30,000. The net proceeds to Aspen were $1,556,500. Aspen intends to use the net proceeds for working capital, expansion of marketing and pay the initial principal installment of $560,000 due on its outstanding debenture. In connection with the offering, Aspen agreed to appoint two director designees of the Lead Investors for a two year period. The form of Securities Purchase Agreement is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

As a result of this private placement, Aspen issued 3,473,259 shares of common stock to prior investors who had price protection on their investments and reduced the exercise and conversion price on 14,451,613 outstanding warrants and its outstanding debenture to $0.155.

All of the securities were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933 (the “Act”) and Rule 506 promulgated thereunder. These securities may not be offered or sold in the United States in the absence of an effective registration statement or exemption from the registration requirements under the Act. The investors are accredited investors and there was no general solicitation.

Item 9.01   Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Exhibit

10.1	Form of Securities Purchase Agreement
10.2	Form of Registration Rights Agreement
10.3	Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN GROUP, INC.

Date: July 30, 2014	By:	/s/ Michael Mathews
Name: Michael Mathews
Title: Chief Executive Officer